Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CPI Card Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-207350) on Form S-8 of CPI Card Group Inc. of our report dated March 24, 2016, with respect to the consolidated balance sheets of CPI Card Group Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, stockholders’ deficit,  and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of CPI Card Group Inc.

/s/ KPMG LLP

Denver, Colorado
March 24, 2016